SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Nara Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NARA BANCORP, INC.

3731 Wilshire Boulevard

Suite 1000

Los Angeles, CA 90010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 29, 2008

TO OUR STOCKHOLDERS:

We are pleased to announce that Nara Bancorp, Inc., a Delaware corporation, will hold its annual meeting of stockholders on Thursday, May 29, 2008, at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005 at 10:30 a.m., Pacific Standard Time. At this meeting, we will ask you to vote on the following matters:

1. Election of directors. You will have the opportunity to elect eight persons to serve as our board of directors until our next annual meeting and until their successors are elected and qualified. The following eight persons are our nominees for election:

Howard N. Gould

Min J. Kim

Jesun Paik

Hyon Man Park (John H. Park)

Ki Suh Park

Terry Schwakopf

James P. Staes

Scott Yoon-suk Whang

2. Ratification of the Selection of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Crowe Chizek and Company LLP as our independent registered public accounting firm for the year ending December 31, 2008.

3. Other Business. If other business is properly raised at the meeting you will be asked to vote on these matters, too.

If you were a stockholder as of the close of business on April 1, 2008, you are entitled to vote at this meeting. We cordially invite all stockholders to attend the meeting in person.

Whether or not you expect to attend the annual meeting, please vote your proxy by internet, telephone, or mail your proxy in the envelope provided. You may revoke this proxy at any time prior to the annual meeting and, if you attend the annual meeting, you may vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

Min J. Kim, Chief Executive Officer

Dated: April 16, 2008

-i-

(CONTINUED)

-ii-

NARA BANCORP, INC.

3731 Wilshire Boulevard

Suite 1000

Los Angeles, CA 90010

PROXY STATEMENT

For the

Annual Meeting of Stockholders

To be Held on May 29, 2008

GENERAL INFORMATION

Nara Bancorp, Inc. (the “Company”) is a registered bank holding company and Nara Bank (the “Bank”) is our wholly owned subsidiary. This proxy statement contains information about the Company’s annual meeting of stockholders to be held on Thursday, May 29, 2008 at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California at 10:30 a.m., Pacific Standard Time, and at any postponements or adjournments thereof. The date of this proxy statement is April 16, 2008 and it will be mailed to stockholders on or about that date.

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your votes for use at the 2008 annual meeting of stockholders.

This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card by mail. You may also vote by internet or telephone.

We will begin sending this proxy statement, notice of annual meeting, and the enclosed proxy card on or about April 16, 2008 to all stockholders entitled to vote. The record date for those entitled to vote is April 1, 2008. On that date, 26,193,560 shares of our common stock were outstanding. The common stock is our only class of stock outstanding. We are also sending our annual report for the fiscal year ended December 31, 2007 along with this proxy statement.

What Vote is Required for Each Proposal?

•

Election of Directors. The eight nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your abstention will have no effect on the election of directors and all eight nominees will be elected.

•

Ratification of Selection of Independent Registered Public Accounting Firm. Stockholder ratification of the board of directors’ selection of Crowe Chizek and Company LLP (“Crowe Chizek”) as our independent registered public accounting firm is not required. We are submitting the selection of Crowe Chizek to you for ratification to obtain our stockholders views. To be approved, the ratification must receive a “FOR” vote from the majority of shares voted on the proposal. If you vote “Abstain” or if you do not, or a broker holding your shares does not, vote your shares, such abstention or failure to vote will not affect the outcome of the vote. If the stockholders do not ratify the selection by a majority vote of the present and voting shares, we will reconsider whether to retain Crowe Chizek. Even if the selection is ratified, we may, in our discretion, appoint a different independent registered public accounting firm at any time during the year if we determine that such a change would be in the best interest of the Company and our stockholders.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting.

How Do I Vote by Proxy?

Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You may also vote by internet or telephone as described on the enclosed proxy card. Returning the proxy card will not affect your right to attend the meeting and vote in person, but will assure that your vote is counted if you become unable to attend the meeting.

If you properly fill in your proxy card and send it to us in time to vote or you timely vote by internet or telephone, your “proxies” (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the board of directors as follows:

•	“FOR” the election of each of the eight nominees for director;

•	“FOR” the appointment of Crowe Chizek as our independent registered public accounting firm; and

•	in the discretion of the proxies as to any other matter that may properly come before the meeting.

If you hold your shares of our common stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote your shares of common stock, your broker or nominee may, in its discretion, vote your shares “FOR” the election of the nominees for director set forth in this proxy statement, and “FOR” the ratification of the appointment of Crowe Chizek as our independent registered public accounting firm for the year ending December 31, 2008.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if:

•	you file either a written revocation of your proxy or a duly executed proxy bearing a later date than your previous proxy with our Legal Department prior to the meeting, or

•	you attend the meeting and vote in person. However, your presence at the meeting will not revoke your proxy unless and until you vote in person.

Moreover, if your shares are held in the name of your broker, bank, or other nominee, and you wish to vote in person, you must bring a properly executed legal proxy from your broker or nominee so that you can vote your shares in person at the meeting.

How Do I Vote in Person?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring a properly executed legal proxy from the nominee authorizing you to vote the shares and indicating that you are the beneficial owner of the shares on April 1, 2008, the record date for voting.

What Constitutes a Quorum?

To establish a quorum at the annual meeting, a majority of the shares of our common stock outstanding on the record date must be present, either in person or by proxy. We will count abstentions for purposes of establishing the presence of a quorum at the meeting.

What Are the Recommendations of the Board of Directors?

Our current board of directors unanimously recommends:

•	the election of each of the named nominees for director; and

•	the ratification of the selection of Crowe Chizek as our independent registered public accounting firm for the year ending December 31, 2008.

The board of directors recommends that you vote “FOR” each of the eight nominees for director, and “FOR” the ratification of the selection of Crowe Chizek as our independent registered public accounting firm for the year ending December 31, 2008.

Who Will Pay the Costs of Solicitation of Proxies?

The Company will bear the cost of this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement and the material used in this solicitation of proxies. The proxies will be solicited principally by mail, but our directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies. We have hired Mellon Investment Services, LLC to seek proxies of custodians such as brokers who hold shares which belong to other people. This service will cost us approximately $5,000.

Will Any Other Matters Be Considered at the Annual Meeting?

We are not aware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named as proxies will have the authority to vote all properly executed proxies in accordance with their judgment on any such matter, including any proposal to adjourn or postpone the meeting.

How Do I Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Legal Department must receive the written proposal no later than December 16, 2008. Such proposals will also need to comply with Securities and Exchange Commission (the “SEC”) Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will be a date that is a reasonable time before we begin preparing our proxy materials.

The persons named as proxies for the 2008 annual meeting of stockholders will have discretionary authority to vote on any stockholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 1, 2009. If we receive proper notice by that date, the proxies will not have discretionary voting authority except as provided in the SEC regulations regarding stockholder proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Who are the Largest Owners of Our Common Stock?

The following table shows the beneficial ownership of our common stock as of April 1, 2008, the record date for the annual meeting, by each stockholder who we know (based on information made available to us) owns more than 5% of our common stock. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own our common stock not only if you hold it directly, but also indirectly, if you, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell the stock or have the right to acquire the stock, within 60 days of the record date.

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)	Percent of class
Chong-Moon Lee 3731 Wilshire Blvd., Suite 1000, Los Angeles, CA 90010	2,285,288	8.72%

Kinetics Asset Management, Inc. 615 East Michigan Street, Milwaukee, Wisconsin 53202	2,013,578	7.68%

Thomas Chung 5525 Wilshire Blvd., Los Angeles, CA 90036	1,498,396	5.72%

(1)	We have relied on the last public filings on Schedules 13D, 13F or 13G of each of the following stockholders, in determining how many shares such stockholder owns. If the beneficial owner is a current director or executive officer, we have relied on their most recent SEC Form 4 filings.

Who are the Named Executive Officers?

The Named Executive Officers are (i) our Chief Executive Officer during 2007 (ii) our Chief Financial Officer during 2007; and (iii) each of the other four most highly compensated executive officers employed by us as of December 31, 2007 whose salary and bonus for 2007 were in excess of $100,000 for their services rendered in all capacities to us, and who are collectively referred to in this proxy statement as the Named Executive Officers (the “NEOs”).

How Much Stock Do Our Directors, Nominees for Directors and NEOs Own?

The following table shows the beneficial ownership, as defined above, of our common stock as of April 1, 2008 held by (i) each of our directors who served as a director in 2007, (ii) our NEOs, and (iii) all directors, nominees and NEOs as a group.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(14)
Directors
Howard N. Gould	100,000	(2)	*
Chong-Moon Lee	2,285,288	(3)	8.72%
Jesun Paik	103,700	(4)	*
John H. Park	341,644		1.30%
Ki Suh Park	94,120	(5)	*
Terry Schwakopf	0
James P. Staes	40,500	(6)	*
Scott Yoon-suk Whang	5,000		*
NEOs
Min J. Kim	216,640	(7)	*
Alvin D. Kang	39,505	(8)	*
Bonita I. Lee	78,856	(9)	*
Kyu S. Kim	24,000	(10)	*
Myung Hee Hyun	63,656	(11)	*
Jasna Penich	21,540	(12)	*
All Directors, Nominees and NEOs as a Group (14 Individuals)	3,414,449	(13)	13.04%

*	Indicates holdings of less than 1%.
(1)	Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.
(2)	Includes 100,000 stock options vested but not yet exercised under the Nara Bancorp, Inc. 2001 Nara Bank 2000 Continuation Long Term Incentive Plan (the “2000 Plan”).
(3)	Includes 2,165,288 owned together with spouse and includes 120,000 stock options vested but not yet exercised under the 2000 Plan.
(4)	Includes 100,000 stock options vested but not exercised under the 2000 Plan.
(5)	Includes 94,120 shares owned together with spouse.
(6)	Includes 40,000 stock options vested but not exercised under the 2000 Plan.
(7)	Includes 150,000 stock options vested but not yet exercised under the 2000 Plan.
(8)	Includes 32,000 stock options vested but not yet exercised under the 2000 Plan.
(9)	Includes 60,000 stock options vested but not yet exercised under the 2000 Plan and 200 shares which are owned by spouse.
(10)	Includes 24,000 stock options vested but not yet exercised under the 2000 Plan.
(11)	Includes 60,000 stock options vested but not yet exercised under the 2000 Plan.
(12)	Includes 20,000 stock options vested but not yet exercised under the 2000 Plan.
(13)	Includes stock options vested but not yet exercised under the 2000 Plan.
(14)	The percentages are based on 26,193,560 shares outstanding on April 1, 2008.

What is the Background of Our Current NEOs ?

Min J. Kim. Ms. Kim was appointed as the President and Chief Executive Officer of the Company and its subsidiary, Nara Bank, on November 27, 2006. Before this appointment, she served as the Acting President and a member of the Interim Office of the President from March 2006, and concurrently served as Executive Vice President and Chief Operating Officer of the Bank from October 2003. Ms. Kim served as Executive Vice President and Chief Credit Officer from January 2000 to October 2003 and a Senior Vice President and Chief

Credit Administrator of the Bank from 1996 to 1999. Prior to joining the Bank in 1995, Ms. Kim served in numerous positions with Hanmi Bank, including Vice President and Manager of the Western Branch of Hanmi Bank in Los Angeles from 1985 to 1995.

Alvin D. Kang. Mr. Kang has served as the Executive Vice President and Chief Financial Officer of the Bank and the Company since July 28, 2005. He also served as a member of the Interim Office of the President from March 2006 until November 2006. He continues to serve as a member of the Office of the President under the direction of the President and CEO, Min J. Kim. Prior to joining the Bank, Mr. Kang served as Executive Vice President, Chief Operating and Chief Financial Officer for Broadway Federal Bank and Chief Financial Officer of Broadway Financial Corporation from 2001 to July 2005. Mr. Kang has also held a senior position at Takenaka and Company, an investment banking and consulting firm, as and has served as an audit partner at KPMG LLP and at Ernst & Young LLP. Mr. Kang worked with KPMG LLP for 26 years, during which time he served as lead partner of the Asian Business Group and as lead partner on audits of major financial institutions in Los Angeles.

Bonita I. Lee. Ms. Lee has served as the Executive Vice President and Chief Credit Officer of the Bank since April 13, 2005. She also served as a member of the Interim Office of the President from March 2006 until November 2006. She continues to serve as a member of the Office of the President under the direction of the President and CEO, Min J. Kim. Ms. Lee has also served the Bank as Senior Vice President and Chief Credit Officer from October 2003 to April 2005, Senior Vice President and Credit Administrator from February 2000 to October 2003 and Vice President and Credit Administrator from 1993 to 2000. Prior to joining the Bank, Ms. Lee held various lending positions with California Center Bank in Los Angeles from 1989 to 1993.

Kyu S. Kim. Ms. Kim has served as the Executive Vice President and Eastern Regional Manager since April 2008. She also served as the Senior Vice President and Eastern Regional Manager from October 2005 until March 2008. Prior to her promotion to Eastern Regional Manger she served as the Deputy Regional Manager from July 2003 to September 2005. Ms. Kim also served as the Manhattan Branch Manager from February 2000 to September 2005 and Flushing Branch Manager from September 1998 to February 2000. Prior to joining the Bank, Ms. Kim was Vice President and Chief Credit Officer at Foster Bank in Chicago from March 1990 to September 1997.

Myung H. Hyun. Ms. Hyun has served as the Senior Vice President and Chief Operations Officer since April 2005. She also served the Bank as the Senior Vice President and Senior Operations Administrator from May 1998 to April 2005 and Operations Administrator from September 1995 to May 1998. Prior to joining the Bank, Ms. Hyun held various operations and personal banking positions at Hanmi Bank from 1982 to 1995.

Jasna Penich. Ms. Penich has served as the Senior Vice President and Chief Risk Officer since April 2005. Prior to joining the Bank she was Executive Vice President of Operations and Chief Financial Officer of the Mortgage Division for Pacific Mercantile Bank (“PMB”) and Financial Operations Principal for PMB Securities from 2002 to March 2005. Prior to PMB, Ms. Penich worked for eighteen years as Executive Vice President and Chief Financial Officer of Del Amo Savings Bank.

What are the Responsibilities of Our Board of Directors and Certain Board Committees?

The Company’s board of directors has a standing Audit Committee, Nomination and Governance Committee and Human Resources and Compensation Committee

During 2007, there were 11 Company board meetings, 13 Bank board meetings, 3 joint board meeting, and 52 committee meetings. All of the current directors of the Company attended at least 75% of the aggregate total number of meetings of the board and the committee on which they served during 2007, except Mr. Chong-Moon Lee.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The current members of the Audit Committee are directors Jesun Paik (Chair), Ki Suh Park, John H. Park, Terry Schwakopf and James P. Staes. The Audit Committee held 14 meetings in 2007. The Audit Committee operates under a written charter adopted by the board of directors. The charter sets forth the responsibilities and authorities of the Audit Committee and is available on our website at www.narabank.com.

Each of the members is “independent” as defined by the listing standards of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission (“SEC”). The board of directors has determined that Mr. Jesun Paik and Ms. Terry Schwakopf each satisfy the requirements established by the SEC for qualifications as an audit committee financial expert.

The Audit Committee reports to the board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management, the board of directors, and our audit process.

Pursuant to its charter, the Audit Committee has the following specific responsibilities:

•	Review our quarterly and annual financial reports;

•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor;

•	Review and approve non-audit services provided by the auditor; and

•	Review and approve the general scope of the annual audit and the fees charged by the independent auditor.

In performing its functions, the Audit Committee in 2007 met and held discussions with management and Crowe Chizek and Company LLP, the independent auditors for the Company and its wholly-owned subsidiary, Nara Bank. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee:

•	Reviewed and discussed the financial statements with management and the independent auditors,

•	Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•

Received a statement of the auditors’ independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed any relationships that may impact the objectivity and independence of Crowe Chizek, and satisfied itself as to their independence.

Based on these discussions and reviews, the Company’s Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Jesun Paik (Chair)

Ki Suh Park

John H. Park

Terry Schwakopf

James P. Staes

Nomination and Governance Committee Report

The following Nomination and Governance Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The current members of the Nomination and Governance Committee are directors Ki Suh Park (Chair), Jesun Paik, John H. Park and Howard N. Gould. All the members of the Nomination and Governance Committee are “independent” as defined by our policy and the listing standards for the NASDAQ Stock Market and the rules of the SEC. The Nomination and Governance Committee held seven meetings in 2007. The Nomination and Governance Committee is appointed by the board of directors to assist the board of directors in identifying qualified individuals to become board members, consistent with criteria approved by the board of directors, to determine the composition of the board committee and to recommend to the board of directors, the director nominees for the annual meeting of stockholders. The Nomination and Governance Committee has a charter, a copy of which can be found on our website at www.narabank.com.

The procedures for nominating directors, other than by the Nomination and Governance Committee or the full board of directors of the Company itself, are set forth in the Bylaws.

It is the policy of the Nomination and Governance Committee to consider director candidates recommended by stockholders. Nominations of persons for election to the board of directors of the Company may be made at the annual meeting of the stockholders, or at a special meeting of the stockholders called for the purpose of electing directors, by or at the direction of the board of directors, by any Committee or person authorized by the board of directors, or by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures described below.

A stockholder’s notice must be received by the Secretary of the Company at the Company’s principal executive offices (i) in the case of an annual meeting, not less than 100 days, nor more than 120 days, prior to the first anniversary of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company, and (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company.

The stockholder’s notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act and any rules or regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

The Company has adopted a formal process for stockholder communication that is posted on the Company’s website at www.narabank.com.

The Company has adopted the Code of Ethics and Business Conduct, which applies to all officers and employees, as well as the Director Code of Ethics and Business Conduct, which applies to directors. Both are available on our website at www.narabank.com. If the Company makes any substantive amendments to the employee or director versions of the Codes of Ethics and Business Conduct or grants any waiver from a material provision of the Code of the Ethics and Business Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. The Company’s compensation and benefit program is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of the size and scope of the Company and the Bank; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be transparent and straightforward for stockholders to understand.

Cash Compensation

Regular members of the Bank and Company boards of directors receive a $42,000 annual board membership retainer. The Chairmen of the Bank and Company boards, Mr. Ki Suh Park and Mr. Chong-Moon Lee, respectively, receive a $52,000 annual board membership retainer. Each director receives an additional $12,000 in annual committee membership fees. The committee Chairs, other than the Executive Committee Chair, receive an additional annual retainer in the following amount: $8,000 for the Chair of the Audit Committee and the Loan & Credit Policy Committee (which is a Bank committee), and $6,000 for all other committees, with an annual limit of $12,000 for any one director. Directors who do not receive life insurance coverage, or health insurance coverage paid for by the Company and do not participate in the deferred compensation plan, receive an annual payment of $12,000 of in-lieu payments. The directors also receive reimbursement for expenses, which include reasonable travel expenses to attend board or committee meetings, reasonable outside seminar expenses, and other special board-related expenses.

Stock Options and Performance Units

Directors may be granted equity awards upon their appointment to the board of directors. Periodically, the Company reevaluates board compensation, including the grant of new stock options and performance units. In setting director compensation, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level and experience required by the board of directors. The Company also considers similarly situated banks’ director compensation practices while keeping in mind the compensation philosophy of the Company and the stockholders’ interests.

Options granted under the 2000 Plan typically vest over a three-year period in equal installments on the grant date anniversary. They are granted with a ten-year term and have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant.

Options and performance units granted under the 2007 Nara Bank Equity Incentive Plan (the “2007 Plan”) typically vest over a three-year period in equal installments on the grant date anniversary, and are granted with a ten-year term. Options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. Performance unit grants will result in the grant of Company common stock upon vesting and achieving specified performance criteria.

On February 27, 2008, the Company granted 6,600 performance units to our newest directors, Ms. Schwakopf and Mr. Whang. Each director’s performance units will vest equally over three years, and be subject to achieving at least 75% attendance of all board of director and committee meetings required as well as completion of their respective training schedules each year.

On February 27, 2008, the Company granted 6,000 performance units to each of Mr. Ki Suh Park, Mr. John H. Park and Mr. Paik. None of the directors held any unvested equity, and had not received a grant of equity in more than five years. Each director’s performance units will vest equally over three years, and be subject to achieving at least 75% attendance of all board of director and committee meetings required as well as completion of their respective training schedules each year.

2007 DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation of our non-employee directors during 2007.

Name	Fees Earned or Paid in Cash ($)(2)		Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)	Total ($)
Howard N. Gould(8)	60,000		327,546	0	12,000	399,546

Chong-Moon Lee Chairman	40,833	(9)	0	0	17,974	58,807

Jesun Paik	62,001		0	0	12,000	74,001

John H. Park	46,334		0	5630	19,827	71,791

Ki Suh Park Vice Chairman	72,487		0	0	12,000	84,487

Terry Schwakopf(1)	9,000		0	0	2,000	11,000

James P. Staes	61,167		176,023	0	12,000	249,190

Scott Yoon-suk Whang(1)	9,000		0	0	2,000	11,000

(1)	The Company appointed Terry Schwakopf and Scott Yoon-suk Whang as directors effective October 26, 2007.
(2)	Amounts shown include payment of annual board membership retainer fees for the Company and Bank board meetings, committee membership fees, and chairmanship annual retainers.
(3)	This item represents the amount we have expensed during 2007 under FAS 123R for outstanding stock option awards. It includes compensation cost recognized in the financial statements with respect to awards granted both in previous fiscal years and in 2007. Amounts are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for information regarding assumptions underlying valuation of equity awards. As of December 31, 2007, each director had the following number of options outstanding: Mr. Gould 140,000, Mr. Lee 120,000, Mr. Paik 100,000, Mr. John H. Park 0, Mr. Ki Suh Park 0, Ms. Schwakopf 0, Mr. Staes 60,000, and Mr. Whang 0. The market price of the Company’s common stock options at December 31, 2007 was $11.67, which is less than the exercise price for vested but unexercised options held by Mr. Gould, Mr. Lee and Mr. Staes.
(4)	Currently, the Company does not offer pension benefits for its directors. Therefore, this column reflects only the above-market earnings on director compensation deferral plans in which the director participates. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the interest rate paid by the Bank (the Prime Rate plus 0.25%, compounded quarterly) credited by the company on compensation deferred by the director under the deferred compensation plan. Mr. John H. Park is the only director entitled to participate in the Bank’s deferred compensation plan.
(5)	Amounts include the following amounts for payments received in lieu of life insurance coverage, payments for health insurance coverage, and deferred compensation:
•	$12,000 for Mr. Gould
•	$12,000 for Mr. Paik
•	$12,000 for Mr. Ki Suh Park
•	$2,000 for Ms. Schwakopf
•	$12,000 for Mr. Staes
•	$2,000 for Mr. Whang

(6)	Amount includes $1,853 of imputed value of split dollar life insurance agreement for Mr. John H. Park. Mr. John H. Park is the only director entitled to receive life insurance coverage.
(7)	Amounts include payments received for health insurance premiums:
•	$17,974 for Mr. Lee
•	$17,974 for Mr. John H. Park

Mr. Lee and Mr. John H. Park are the only current directors entitled to receive health insurance (medical/dental) coverage.

(8)	The Company paid $45,000 under a contract with Carpenter and Company, where Mr. Gould serves as Vice Chairman, for strategic consulting services rendered during 2007. See “Certain Relationships and Related Transactions”).
(9)	Mr. Lee voluntarily returned $29,154 of his director’s fees earned in 2007, due to his absences.

COMPENSATION DISCUSSION AND ANALYSIS

The Human Resource and Compensation Committee (the “HRC Committee”) of the board of directors has strategic and oversight responsibility for the overall compensation and benefits programs of the Company. Such responsibilities include establishing, implementing and monitoring the compensation structure, policies, and programs of the Company. The HRC Committee is responsible for assessing and approving the total compensation paid to the Chief Executive Officer (“CEO”) and all Executive Vice Presidents, who currently are the Chief Financial Officer (“CFO”) the Chief Credit Officer (“CCO”), and the Eastern Regional Manager (“ERM”). The Committee also reviews the CEO’s compensation recommendations for NEOs other than herself. The HRC Committee is responsible for determining whether the compensation paid to each of the NEOs is fair, reasonable and competitive, and whether it serves the interest of the Company’s stockholders. The HRC Committee is comprised of four independent directors who satisfy the NASDAQ listing requirements and relevant Internal Revenue Service, and SEC regulations. The HRC Committee’s Chair regularly reports to the board of directors on HRC Committee actions and recommendations. The HRC Committee has authority to retain (at the Company’s expense) outside counsel, compensation consultants, and other advisors to assist as needed.

Compensation Philosophy and Objectives

The HRC Committee believes that the most effective executive compensation programs are those that align the interests of the executive with those of the Company’s stockholders. The HRC Committee believes that a properly structured compensation program will attract and retain talented leaders and motivate them to achieve specific short and long-term strategic objectives. Although the HRC Committee believes that a significant percentage of executive pay should be based on the principles of pay for performance, it also recognizes that the Company must have the ability to attract highly talented executives with competitive base pay. A very important objective of the HRC Committee is to ensure the compensation programs of the NEOs are competitive as compared to similar positions within comparable companies. For this reason, the HRC Committee considers pay practices of the companies it competes with in the market for executive talent.

The Company’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive with comparable companies;

•

annual incentive compensation that varies in a consistent manner with the financial results of the Company, the achievement of Company’s yearly strategic goals and the achievement of individual performance objectives; and

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

In designing and administering the Company’s executive compensation programs, the HRC Committee attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below. The HRC Committee periodically considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels. With respect to performance-based pay, the HRC Committee believes that executive compensation should be closely tied to financial and operational performance of the Company, as well as to the individual performance and responsibility level of the NEOs. The HRC Committee also believes there should be an equity-based component because it best aligns the NEOs’ interests with those of the Company’s stockholders. For purposes of retention, the HRC Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain in the employ of the Company. A supplemental executive retirement plan was entered into during 2008, to attract, retain and motivate highly qualified executives. Compensation decisions are made with consideration of the HRC Committee’s additional guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance which will ultimately benefit the Company’s stockholders.

Methodology for Establishing Compensation

The HRC Committee is responsible for approving the compensation of the CEO, CFO, CCO, and ERM. The board of directors however has the discretion to make adjustments as it deems appropriate. No member of management including the CEO, has any involvement in any discussions with the board of directors or the HRC Committee regarding the compensation of the CEO.

Elements of Compensation

Total direct compensation includes base salary, annual cash incentives, performance bonuses, and long-term incentive equity awards. The HRC Committee evaluates the mix among these three elements based on the pay practices of comparable companies, as recommended by John Parry and Alexander’s Executive Compensation Analysis.

Market compensation data were derived from the following resources:

•	California Bankers Association Compensation and Benefits Survey, using banks with assets over $1 billion in the Los Angeles region.

•	Financial Institutions Benchmark Compensation Report, using banks with assets between $2 billion and $9.9 billion and located in the West Coast Region.

•	Mercer Benchmark Database -West Coast Metropolitan Areas Survey Report (data compiled from Los Angeles region companies).

•	Proxy information from competitors Hanmi Financial Corporation, Center Financial Corporation, and Wilshire Bancorp, Inc.

The following describes in detail the objectives and polices underlying the various elements of the compensation mix, with respect to the NEOs:

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance, and geographic location. Generally, the Company has chosen to position total cash compensation (which includes base salary and mid-year and year-end bonus, to the extent applicable) above the market median in order to remain competitive in attracting and retaining well qualified executives.

Each fiscal year, the HRC Committee determines the target total annual cash compensation (salary and bonuses) for all NEOs. Based on market surveys and several other factors, the HRC Committee determines the appropriate allocation between salary and bonus for each NEO. The HRC Committee considers a wide-variety of factors in determining pay levels. These include a combination of the individual executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility, internal relationships or comparisons, and the current compensation package in place for that executive, including the executive’s current annual base salary (plus mid-year and year-end bonus, if applicable) and potential bonus awards under the Company’s performance incentive plan. Under the performance incentive plan, a bonus pool is approved by the board of directors at the beginning of each fiscal year, and monies are accrued quarterly according to a predetermined formula (see “Strongly Linking Rewards with Achieved Performance of Company and Individual Goals” section for further discussion).

The HRC Committee generally evaluates executive salaries annually. The most recent analysis of the executive compensation of the NEOs indicated that base salaries for the NEOs were generally positioned above the market median in 2007 and compensation will continue to be set above market median. The Company reviewed the California Banker’s Association 2007 Compensation Survey in an effort to gauge the overall compensation of comparable financial services companies.

Perquisites

The Company believes it is important to give reasonable perquisites to its NEOs which assist them in performing their responsibilities within the Company. Please see the footnotes to the Summary Compensation Table for details.

Strongly Link ing Rewards with Achieved Performance of Company and Individual Goals

The Company intends to continue its strategy of compensating the NEOs through programs that emphasize performance-based incentive compensation. In 2007, the Company had a performance-based plan to determine annual bonuses for the NEOs, except for the CEO and CFO who have bonus criteria in their employment agreements tied to Company performance criteria.

The amount included in the 2007 performance bonus plan was calculated based on the Company’s profitability during the fiscal year. The determination of how bonus will be allocated and paid to each NEO is recommended by the CEO with the approval by the HRC Committee and final approval by the board of directors. After the completion of each NEO’s annual performance evaluation, the CEO makes a recommendation to the HRC Committee as to the appropriate bonus allocation for each person. The allocation of the 2007 bonus accrual, which was paid in March 2008, was determined based on relative performance and contribution to the financial results of the Company by each NEO, and in compliance with performance under each NEO’s performance incentive plan. The CEO and CFO are awarded bonuses based on the bonus calculation formula in their respective employment agreements. The CEO’s performance bonus was based 65% on the Company’s financial performance and 35% on the attainment of the Company’s strategic goals, while the CFO’s performance bonus was based 100% on the Company’s financial performance.

The new 2007 Performance Incentive Plan (“PIP”) was developed to recognize and reward other executive officers and other employees, including NEOs, who contribute meaningfully to an increase in stockholder value, profitability, and customer satisfaction. The plan defines corporate and individual goals, and establishes bonus award ranges for each level of management, while measuring performance against the agreed upon goals in determining the bonus award. The PIP is administered by the CEO for the NEOs, excluding the CEO. The performance bonus for the CEO is administered by the HRC Committee.

In 2007, the Company focused on performance bonus pay in an effort to reinforce and support the development of a strong performance oriented culture. The Company made an affirmative business decision during 2007 to reduce the bonus accrual for the performance incentive plan by 15%, due to the economic climate. In 2008, the Company will continue to expand the scope of the performance based criteria to deliver enhanced stockholder value and key strategic results at a level pertinent to the particular NEO.

In 2007, the NEO performance bonuses, other than the CEO and CFO were based on the attainment of individual performance goals, tied to the financial and strategic performance of their respective division, including but not limited to the expansion of product lines and geographic diversity, the increase of non-interest income and the maintenance of strong corporate governance and compliance process and procedures. In 2008, the CEO’s performance bonus will be based 80% on the Company’s financial performance and 20% on the attainment of the Company’s strategic goals, while the other NEO’s performance bonuses will be based at least 50% on the Company’s financial performance, with the remainder based on the attainment of the Company’s strategic goals.

Long-Term Incentive Awards

Long-term incentive equity awards are the third component of the Company’s total compensation package to retain and motivate proven executives. The HRC Committee believes that equity-based compensation ensures that the Company’s officers have a continuing stake in the long-term success of the Company. During the Company’s history, long-term incentive equity awards have been granted every few years to aid in retention and increase officers’ ongoing commitment to the Company. The Company will continue to periodically review best practices and re-evaluate whether more frequent grants would be consistent with other similarly situated banking companies and in keeping with the compensation philosophy of the Company and with the stockholders’ interests.

The 2000 Plan provided for a variety of equity awards, and there are currently outstanding vested and unvested equity awards under the 2000 Plan. The 2000 Plan has been retired, and no additional grants may be made from the 2000 Plan. During the 2007 Annual Stockholders’ meeting the stockholders approved the 2007 Plan which provides for a variety of equity awards. The awards from the 2000 Plan and 2007 Plans directly link NEOs contribution to the Company and encourage long-term commitment, as well as, align NEOs’ interest with those of the stockholders.

As a result of the new accounting rules under Financial Accounting Standard No. 123R, starting in August 2006, the HRC Committee varied from its historical equity compensation practice of awarding stock options exclusively. Performance units were also used on the premise that they are less dilutive and typically result in a lower charge to earnings.

To retain our executive management team the HRC Committee awarded performance units to the NEOs on November 30, 2007 (see “Equity”). Also, in recognition of the significant contributions made by the NEOs and the Company’s desire to retain their services in the long term, the Company approved a long term incentive plan in 2008 (see “Deferred Compensation” section).

Performance units typically have a three-year cliff vesting period, which means that all units vest on the third anniversary of the grant date and require fulfillment of performance criteria. The shares of performance units are held in book entry form with our transfer agent until restrictions lapse and the participant pays taxes on the shares. The performance units cannot be sold or transferred until the shares vest. Should a director or NEO leave the Company prior to the completion of the vesting schedule, the unvested portion of the grant is forfeited.

Change in Control and Severance Arrangements

Other than the CEO and the CFO, none of the NEOs have change in control or other severance arrangements, plans, or contracts with the Company.

The Company’s employment agreement with Min J. Kim provides for a severance payment in the amount of twelve months base salary if she is terminated during the initial term of the agreement, unless her employment is terminated for cause, by death, by disability, or as part of a change in control. Also, if Ms. Kim’s position is eliminated or her duties materially changed as a result of change in control of the Company, she is entitled to receive twelve months base salary and a pro-rata share of her bonus as if she reached 100% of her goals, as severance, and all unvested options granted under her employment agreement will automatically vest. If there were a change in control on December 31, 2007 and Ms. Kim’s employment was terminated, she would have received a $568,750 severance payment.

The Company’s employment agreement with Mr. Kang specifies that in the event his position is eliminated or his duties are substantially changed as a result of a change in control of the Company, he is entitled to receive twelve months base salary as severance, and all unvested options granted under his employment agreement will automatically vest. If there were a change in control on December 31, 2007 and Mr. Kang’s employment were terminated, he would have received a $230,000 severance payment.

See discussion of Long Term Incentive Plan below for a discussion of the change in control and severance provisions contained in the plan.

Employment Agreements

Ms. Min J. Kim’s employment agreement, effective April 11, 2007, has a three year initial term, and provides for a yearly base salary of $325,000, with a target bonus of between 50% to 125% of annual base salary. Her bonus, to be paid in cash, will be dependent on goal attainment, as set by the Board, with a 75% bonus if she achieves 100% goal attainment. The performance goals for 2007 were based on meeting the following criteria made up of financial and strategic goals. The financial goals include (i) return on equity of 17.87% and (ii) return on assets of 1.67%. The strategic goals include (i) the creation of a core deposit focused business line in 2007, (ii) the implementation of a commercial and industrial business line, (iii) the completion of a merger or acquisition, and (iv) the implementation of an emulator peer group (the regular tracking and reporting of financial performance and structural implementation by peer banks). The Bank achieved a return on equity of 16.41% or 92% of Ms. Kim’s goal and a return on assets of 1.52% of 91% of Ms. Kim’s goal. The HRC Committee found that Ms. Kim met 100% of the four strategic goals listed above and she was given full credit. Given the bank’s performance in relation to the specific goals outlined above the HRC Committee determined that Ms. Kim should be awarded a bonus of 63.75% of her base salary or $207,188. In addition, Ms. Kim is entitled, under her employment contract, to an automobile allowance of $1,200 a month, reimbursement for membership in a business club and payment of reasonable business related expenses. It also provides for a severance payment as noted above, in the amount of twelve months base salary if she is terminated during the initial term of the agreement, unless her employment is terminated for cause, by death, by disability, or as part of a change in control. Also, if Ms. Kim’s position is eliminated or her duties are materially changed as a result of change in control of the Company, she is entitled to receive twelve months base salary and a pro-rata share of her bonus as if she reached 100% goal attainment, as severance. Pursuant to her employment agreement, Ms. Kim was granted the option to purchase 90,000 shares of the Company’s common stock. The terms of these stock options were subject to the terms and conditions set forth in the 2000 Plan. The options will vest in equal amounts over three years, starting one year after the date of the grant.

Alvin D. Kang was appointed Executive Vice President and Chief Financial Officer of the Bank and the Company pursuant to the terms of his employment offer letter dated June 29, 2005. It provides for a base salary of $230,000 per year, plus bonus equal to 2% of the Company’s consolidated pretax earnings in excess of 20% of the Company’s consolidated previous year-end’s stockholders equity excluding unrealized gain (loss) with the amount of bonus capped at 75% of base salary. For 2007 the bonus amount, based on the cap, was $172,500, though he voluntarily reduced the bonus amount to $146,645. His employment offer letter also provides for an automobile allowance, and three weeks of paid vacation per year (Effective as of October 1, 2006, the board approved a new version of the vacation schedule for executive vice presidents which provides for four weeks (20 days) of paid vacation per year for the first ten years of employment, and for every additional year of employment one additional day per year with a cap of 25 days.) Also, if Mr. Kang’s position is eliminated or his duties are substantially changed as a result of change in control of the Company, he is entitled to receive twelve months base salary as severance. The board of directors granted Mr. Kang options to purchase 80,000 shares of the Company’s common stock, which will vest annually in equal parts over five years, starting on the first anniversary of his employment (which is also the grant date). These stock options are subject to the terms and conditions set forth in the 2000 Plan.

Except as described above, neither the Company nor Nara Bank has entered into any employment agreements with any of their respective NEOs.

Deferred Compensation

1 996 Plans

In 1996, the Bank established a deferred compensation plan that permitted eligible officers and directors to defer a portion of their compensation in order to retain qualified executives and directors. In July 1996, Ms. Min J. Kim and Mr. John H. Park entered into deferred compensation agreements with the Bank. Currently, Ms. Kim is the only NEO and Mr. Park is the only director who has a right to participate in the Bank’s deferred compensation plan. The deferred compensation plan has not been open to officers and directors of the Company since 1996. No withdrawals or distributions were made to Ms. Kim and Mr. Park in 2007. In 2007, the deferred compensation agreements of Ms. Kim and Mr. Park, were amended to conform with the recent amendments in Internal Revenue Code Section 409A.

Ms. Min J. Kim is paid quarterly interest on her deferred compensation balance at an annual rate, compounded quarterly, equal to at the average prime rate plus .25%. In 2007, as discussed in the Deferred Compensation Table, Ms. Min J. Kim deferred $10,000 and accrued $14,112 in interest on her accumulated deferred compensation amount under her 1996 deferred compensation agreement. According to the deferred compensation agreement, she may change the amount, frequency and duration of any of her deferrals by filing a new election form with the Company which will be effective starting the following year.

Under the deferred compensation agreement, the total account balance will be paid out upon the earliest of the following events: her departure from Company, her death, her disability, a change in control event, or her normal retirement date (defined as 60 years of age). A change in control means the transfer of 51% or more of the Company’s outstanding voting common stock followed within twelve months by the executive’s termination of employment for reasons other than death, disability or retirement.

Long Term Incentive Plan

On February 27, 2008, the Company approved a Long Term Incentive Plan (“LTIP”) for the NEOs, to be effective January 1, 2008. The purpose of the LTIPs is to provide a benefit to the NEOs, as they are a select group of management who contribute materially to the continued growth, development and future business success of the Bank. The Plans are meant to encourage and give incentive to the Executives to remain at the Bank for the long term and to provide a vehicle for the NEOs to build a retirement fund beyond the Company’s 401K plan. The stability of our executive management team is seen as a key component to the Company’s future success and growth.

The CEO and CCO will each have up to $40,000 per year, for the next ten years, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when they reach 65 years of age. The CFO will have up to $40,000 per year, for the next five years, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting on January 1, 2013.

Kyu S. Kim, Myung Hee Hyun, and Jasna Penich, will each have up to $30,000 per year, for the next ten years, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when they reach 65 years of age.

The LTIP requires the accomplishment of certain performance criteria, by each NEO, each year in order for full crediting of their potential yearly contribution, as described above. The NEOs will each have the same performance criteria, to be determined in advance by the board of directors each year. All the NEOs, except the CFO, will have five-year cliff vesting of up to 50% of their total potential contribution amounts plus accrued interest in their deferred compensation accounts, with an additional 10% vesting of the total potential contributions plus accrued interest in each of years six through ten. Since the CFO’s contribution period is shorter, his Plan will be governed by a shorter vesting cycle. The CFO will have three year cliff vesting of up to 50% of the total potential contributions into the deferred compensation account plus accrued interest, with an additional 25% of the total potential contributions plus accrued interest in years four and five.

The LTIP allows for vesting of the contribution portion already placed in an Executive’s deferred compensation account, whether vested or not, upon the occurrence of both a change in control and a separation from service for good reason within twelve months.

Eq uity

During 2007, the Company continued its strategy of granting performance units instead of stock options, as was the practice in prior years. With the change in accounting rules in 2006, the treatment of performance units and stock options are now similar. As such, the Company finds the use of performance units preferable as they are less dilutive to stockholders, allow for the use of a performance criteria, and provide immediate ownership to the holder upon vesting, thus better aligning the incentives of holders with the Company.

On November 30, 2007, the board of directors approved a performance unit grant of 3,000 units each to Ms. Min J. Kim, Mr. Alvin D. Kang and Ms. Bonita Lee, and a performance unit grant of 2,000 units each to Kyu S. Kim, Jasna Penich and Myung Hee Hyun. Each grant was made with three-year cliff vesting, and requires the satisfaction of performance criteria, consisting of yearly satisfactory performance evaluation.

Stock Ownership Guidelines

Stock ownership guidelines for the NEOs have not been implemented by the HRC Committee. The HRC Committee, however, will continue to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of the Company and with the stockholders’ interests.

Tax Deductibility of Executive Officer Compensation

Internal Revenue Code section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company plans to comply with the deduction requirements of Section 162(m).

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report

The following report does not constitute soliciting material and should not be deemed incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

The members of the Human Resources and Compensation Committee (“HRC Committee”) consist of directors Scott Yoon-suk Whang (Chair), Howard N. Gould, Ki Suh Park, and James Staes. All of the members of the HRC Committee are “independent” as defined by our policy and the listing standards for the NASDAQ

Stock Market. Nine meetings of the Human Resources and Compensation Committee were held during 2007. The purpose of the HRC Committee is to assist the board of directors in discharging its responsibilities relating to compensation of the Company’s directors and officers; and unless awarded by the full board, to make awards under the incentive-compensation plans and equity based-plans. The HRC Committee has a charter, a copy of which can be found on our website at www.narabank.com.

The HRC Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement with management and based on the review and discussions, it has recommended to the board of directors that the CD&A be included in the Company’s annual report on Form 10-K and proxy statement.

Respectfully submitted by the members of the HRC Committee of the board of directors:

SCOTT YOON-SUK WHANG (Chair)

HOWARD N. GOULD

KI SUH PARK

JAMES STAES

SUMMARY COMPENSATION TABLE

The following table includes information concerning the compensation paid to or earned by our NEOs listed in the table for the two year period ending December 31, 2006 and December 31, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)-(12)		Total ($)
Min J. Kim Chief Executive Officer	2007 2006	319,040 172,303	0 22,873	1,174 —	343,648 88,508	207,188 172,500		4,851 4,045	30,269 20,621		906,170 480,850

Alvin D. Kang Chief Financial Officer	2007 2006	221,154 230,000	0 0	1,174 —	97,490 97,448	146,625 172,500	(13)	—	21,700 23,393	(14) (14)	488,143 523,341

Bonita I. Lee Chief Credit Officer	2007 2006	166,289 145,833	7,542 20,417	1,174 —	65,535 65,593	130,000 172,500		—	20,164 18,986		390,704 423,329

Kyu S. Kim Regional Manager	2007 2006	124,165 121,936	5,435 17,071	774 —	7,055 17,280	100,000 90,000	(15)	—	17,265 16,516		254,694 262,803

Myung H. Hyun Chief Operations Administrator	2007 2006	121,820 117,563	5,374 16,720	774 —	30,671 30,720	50,000 80,000		—	16,847 16,910		225,486 261,913

Jasna Penich Chief Risk Officer	2007 2006	137,808 136,000	6,032 19,280	774 —	25,688 25,708	50,000 60,000		—	17,893 17,076		238,195 258,064

(1)

Amounts include amounts deferred under our 401(k) Plan. Under the 401(k) Plan, a participating employee can elect to have from 1% to 90% of his or her compensation (regular bi-weekly paycheck amounts) reduced on a pre-tax basis and contributed to this plan. 401(k) compensation excludes any amounts not included in the regular bi-weekly paychecks, such as mid-year and year-end bonus, profit sharing bonus, severance payments, company provided vehicle value, stock option exercise income, and prize values. We make a matching contribution equal to 100% of the first 3% of an employee’s bi-weekly paycheck amount and 50% of the next 2% of an employee’s bi-weekly paycheck amount. As of July 1, the Company changed the payment of payroll from the 15th and the last day of the month to bi-weekly. This change caused the base salary listed to be slightly different than required in the employment contracts of the CEO and CFO as payments are made one week in arrears.

(2)	Amounts shown are for mid-year and year-end bonuses which have historically been awarded as a matter of tradition among Korean American banks. These bonuses are calculated as a percentage of base salary and are determined by the board. The CEO and CFO do not participate in the payment of these bonuses.
(3)	This item represents the aggregate grant date fair value computed under FAS 123R for outstanding performance unit awards. It includes compensation cost recognized in the financial statements with respect to awards granted both in previous fiscal years and in 2007. Amounts are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for information regarding assumptions underlying valuation of equity awards.
(4)	This item represents the amount we expensed during 2007 under FAS 123R for outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2007. Amounts are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for information regarding assumptions underlying valuation of equity awards. The market price of the Company’s common stock at December 31, 2007 was $11.67, which is less than the exercise price for some vested but unexercised options held by Ms. Min Kim, Mr. Kang, Ms. Lee and Ms. Penich. See 2007 Outstanding Equity Awards at Fiscal Year-End Table below.
(5)	Amounts shown are for services rendered during the year indicated, but were typically paid in the subsequent year. The amounts shown represent performance-based bonuses as described in the CD&A.
(6)	This column reflects only the above-market earnings on the employee salary deferral plans in which the NEOs participate. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the interest paid by the Bank (Prime Rate +0.25%), compounded quarterly, credited by the Bank on salary deferred by the NEO under the deferred compensation plan, as described in the CD&A. Ms. Min J. Kim is the only NEO who currently participates in the Company’s deferred compensation plan.
(7)	Amounts include our matching contribution to the participant’s account under our 401(k) Plan, in the following amounts.

For 2007:

•	$9,791 for Ms. Min J. Kim
•	$8,247 for Mr. Kang
•	$4,871 for Ms. Lee
•	$4,706 for Ms. Kyu Kim
•	$4,185 for Ms. Hyun
•	$5,924 for Ms. Penich

For 2006:

•	$5,892 for Ms. Min J. Kim
•	$8,073 for Mr. Kang
•	$4,667 for Ms. Lee
•	$4,659 for Ms. Kyu Kim
•	$5,048 for Ms. Hyun
•	$5,786 for Ms. Penich
(8)	Amounts include imputed value of split dollar life insurance agreements, in the following amounts.

For 2007:

•	$474 for Ms. Lee
•	$357 for Ms. Kyu Kim
•	$716 for Ms. Hyun

For 2006:

•	$214 for Ms. Lee
•	$188 for Ms. Kyu Kim
•	$300 for Ms. Hyun

(9)	Amounts include meal allowances in the following amounts for 2006:
•	$240 for Ms. Min J. Kim
•	$240 for Mr. Kang
•	$240 for Ms. Lee
•	$240 for Ms. Kyu Kim
•	$240 for Ms. Hyun
•	$240 for Ms. Penich

The Bank discontinued meal allowance for all first vice presidents and above during the first quarter of 2006.

(10)	Amounts include an auto allowance and gas allowance starting in July 2007 in the following amounts.

For 2007:

•	$16,050 for Ms. Min J. Kim
•	$12,300 for Mr. Kang
•	$12,300 for Ms. Lee
•	$9,900 for Ms. Kyu Kim
•	$9,900 for Ms. Hyun
•	$9,900 for Ms. Penich

For 2006:

•	$11,005 for Ms. Min J. Kim
•	$10,800 for Mr. Kang
•	$10,800 for Ms. Lee
•	$8,400 for Ms. Kyu Kim
•	$8,400 for Ms. Hyun
•	$8,400 for Ms. Penich

In July of 2007, the Company increased the auto allowance and eliminated reimbursement for auto gasoline costs.

(11)	Amount includes auto gasoline costs through June 2007 (also see Note 10 above) in the following amounts.

For 2007:

•	$1,201 for Ms. Min J. Kim
•	$1,153 for Mr. Kang
•	$1,229 for Ms. Lee
•	$1,085 for Ms. Kyu Kim
•	$ 855 for Ms. Hyun
•	$ 739 for Ms. Penich

For 2006:

•	$2,171 for Ms. Min J. Kim
•	$2,284 for Mr. Kang
•	$2,212 for Ms. Lee
•	$1,979 for Ms. Kyu Kim
•	$1,910 for Ms. Hyun
•	$1,880 for Ms. Penich
(12)	Amount includes cell phone usage charges for the following amounts:

For 2007:

•	$3,227 for Ms. Min J. Kim
•	$ 0 for Mr. Kang; he did not claim reimbursement or an allowance because he received the use of a Blackberry under the Company’s group plan.
•	$1,290 for Ms. Lee
•	$1,217 for Ms. Kyu Kim
•	$1,191 for Ms. Hyun
•	$1,330 for Ms. Penich

For 2006:

•	$1,313 for Ms. Min J. Kim
•	$796 for Mr. Kang
•	$853 for Ms. Lee
•	$1,050 for Ms. Kyu Kim
•	$1,012 for Ms. Hyun
•	$770 for Ms. Penich
(13)	Although not required to do so, Mr. Kang voluntarily reduced his bonus by 15% to be consistent with lower bonuses paid to other employees during 2007. Mr. Kang has given up all rights to the additional $25,875.
(14)	Amount includes $1,200 paid to Mr. Kang received in lieu of medical insurance coverage.
(15)	Ms. Kyu Kim received a larger bonus in 2007 than 2006 due to her promotion to EVP.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information about the performance units granted during or for the fiscal year ended December 31, 2007 to each of our NEOs.

Name	Grant Date(2)	Estimated Future Payouts Under Equity Target (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Min J. Kim Chief Executive Officer	11/30/2007	3,000	40,020

Alvin D. Kang Chief Financial Officer	11/30/2007	3,000	40,020

Bonita I. Lee Chief Credit Officer	11/30/2007	3,000	40,020

Kyu Kim Regional Manager	11/30/2007	2,000	26,680

Myung H. Hyun Chief Operations Administrator	11/30/2007	2,000	26,680

Jasna Penich Chief Risk Officer	11/30/2007	2,000	26,680

(1)	Subject to the limitations described in the 2007 Plan, units covered by the performance units will vest based on a) the passage of time (three-year cliff vesting on November 30, 2010), and b) the attainment of certain performance goals. Each performance unit represents a contingent right to receive one share of the Company’s common stock.
(2)	The board of directors used the date it approves the equity grants for purposes of establishing the “grant date.”
(3)	The grant date fair value of the performance unit was calculated by multiplying the closing market price of the Company’s stock on the grant date, $13.34, by the number of performance units.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes information about the value of all unexercised options previously awarded to the NEOs at December 31, 2007. The number of options held at December 31, 2007 includes options granted under the 2000 Plan and 2007 Plan.

	Option Awards(1)(2)					Stock Award(5)(6)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Name	Exercisable	Unexercisable
Min J. Kim	96,000	24,000	8.64	(3)	05/28/13	3,000	35,010
Chief Executive Officer	30,000	60,000	19.95	(4)	11/27/16

Alvin D. Kang	32,000	48,000	15.54	(3)	07/29/15	3,000	35,010
Chief Financial Officer

Bonita I. Lee	32,000	8,000	8.64	(3)	05/28/13	3,000	35,010
Chief Credit Officer	8,000 8,000	12,000 12,000	14.53 15.54	(3) (3)	04/21/15 07/29/15

Kyu S. Kim	24,000		5.75	(3)	05/29/12	2,000	23,340
Regional Manager

Myung H. Hyun	48,000	12,000	8.64	(3)	05/28/13	2,000	23,340
Chief Operations Administrator

Jasna Penich	13,333	6,667	14.11	(4)	05/10/15	2,000	23,340
Chief Risk Officer

(1)	Terms of outstanding stock options are for a period of ten years from the date the option is granted. Options may be exercised during a period not to exceed three months following the termination of an optionee’s continuous service to the Company for any reason other than disability or death. If an optionee becomes disabled or dies during his service to the Company, said optionee shall have a period not to exceed twelve months following the date of termination to exercise their options.
(2)	Under the terms of the 2000 and 2007 Plans, the exercise price per share for an incentive stock option must be at least equal to the fair market value of the common stock at the date of grant. The exercise price may be paid in cash or stock.
(3)	Options vest in equal annual installments on each anniversary date over a period of five years commencing on the date of the grant.
(4)	Options vest in equal annual installments on each anniversary date over a period of three years commencing on the date of the grant.
(5)	Subject to the limitations described in the 2007 Plan, units covered by the performance units shall vest based on a) the passage of time, three year cliff vesting on November 30, 2010, and b) the attainment of certain performance goals. Each performance unit represents a contingent right to receive one share of the Company’s common stock.
(6)	The board of directors granted performance units on November 30, 2007.
(7)	The market value of the performance unit was calculated by multiplying the closing market price of the Company’s stock at December 31, 2007, $11.67, by the number of performance units.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table includes information about the options exercised by the NEOs during the fiscal year ended December 31, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)
Min J. Kim	30,000	(1)	485,700
Chief Executive Officer

(1)	Represents shares granted under the Nara Bancorp, Inc. 2001 Nara Bank Continuation 1989 Stock Option Plan (the “1989 Plan”).

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table includes information about deferred compensation during the fiscal year ended December 31, 2007 for Ms. Min J. Kim, who is the only NEO who currently participates in the Company’s deferred compensation plan. Please see the CD&A for a description of the deferred compensation plan for executives.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Min J. Kim Chief Executive Officer	10,000	0	14,112	0	171,332

(1)	The earnings on the employee deferred salary plans are calculated based on the total amount of interest payments made. See the Summary Compensation Table for the above-market portion of those interest payments in 2007.

Broad-Based Benefits Programs

The NEOs are entitled to participate in the benefits programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, paid vacation, the Employee Stock Ownership Plan, and the Company contributions to the 401(k) Plan.

Administrative Policies and Practices

To evaluate and administer the compensation practices of the CEO and other NEOs, the HRC Committee meets a minimum of four times a year prior to regularly scheduled board of directors meetings. The HRC Committee also holds special meetings and meets telephonically to discuss extraordinary items, such as the hiring or dismissal of a NEO. For fiscal year 2007, the HRC Committee met a total of nine times (including regularly scheduled HRC Committee meetings, special meetings and telephonic meetings).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approving Related Party Transactions

We conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed by the Nomination and Governance Committee and ultimately reviewed and approved by the Company’s board of directors. As required under its charter, the

Nomination and Governance Committee is responsible for reviewing each director’s independence (according to NASDAQ and SEC standards) and for making recommendations to the full board based on its findings. The Nomination and Governance Committee has determined that each of the directors, other than Ms. Kim is independent in accordance with such standards. The Nomination and Governance Committee charter can be found on our website at www.narabank.com.

Our Code of Ethics and Business Conduct for employees requires employees who may have a potential or apparent conflict of interest to notify their supervisor or the Ethics Officer. Our Directors Code of Ethics and Business Conduct requires directors to notify the chair of the Nomination and Governance Committee.

A potential conflict is considered to exist whenever an individual has an outside interest—direct or indirect—which conflicts with the individual’s duty to the Company or adversely affects the individual’s judgment in the discharge of his or her responsibilities at the Company.

Prior to consideration, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. The board then determines whether the terms and conditions of the transaction are more or less favorable to the Company than those offered by unrelated third parties. Once the board determines that the terms and conditions are substantially similar to those offered by unrelated parties, the transaction may be permitted if it is approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining.

All of the transactions reported below were approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were not less favorable to us as those we could have obtained from unrelated third parties. The employee and director Code of Ethics and Business Conduct can be found on our website at www.narabank.com.

To identify related party transactions, each year we require our directors and NEOs to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. In addition, director independence is discussed on a regular basis at the Nomination and Governance Committee, and the Bank tracks all deposit and loan accounts on a quarterly basis. Directors and NEOs are expected to notify the Legal Department of any updates to the information supplied in the questionnaire occurring after the date of its completion.

There are no existing or proposed material transactions between the Company or Nara Bank and any of our officers, directors, nominees or principal stockholders or the immediate family or associates of the foregoing persons, except as indicated below.

Tr ansactions Considered

Some of the directors and officers of the Company and/or the Bank and the immediate families and the business organizations with which they are associated, are customers of, and have had banking transactions with, Nara Bank in the ordinary course of our business and we expect to have banking transactions with such persons in the future. All loans made to such persons have been made on substantially the same terms, including interest rate and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness and do not involve more than a normal risk of collectibility or present other unfavorable features.

On March 13, 2006, Nara Bank agreed to retain Carpenter & Company to provide strategic consulting services to the Bank. Mr. Howard N. Gould, a director of the Company and Nara Bank, is the vice chairman of Carpenter & Company. The retainer was for a period of eighteen months and required a payment of $20,000 per quarter for the first two quarters in 2006 and $15,000 per quarter thereafter, plus reimbursement of reasonable out-of-pocket expenses. The Company also provided customary indemnification to Carpenter & Company. The Company did not renew its Agreement with Carpenter & Company when it expired on November 30, 2007. The Company may use Carpenter & Company services in the future on an as needed basis.

PROPOSAL NO. 1

ELECTION OF DIRECTORS OF NARA BANCORP, INC.

Our Certificate of Incorporation and Bylaws provide that the number of directors may be no less than five and no more than twenty-five, with the exact number to be fixed by resolution of the board of directors or stockholders. Currently, the board of directors has eight members.

The board of directors has unanimously nominated the following eight individuals to serve as the Company’s directors until the next annual meeting of stockholders and until their successors are elected and qualified:

Howard N. Gould

Min J. Kim

Jesun Paik

Hyon Man Park (John H. Park)

Ki Suh Park

Terry Schwakopf

James P. Staes

Scott Yoon-suk Whang

The proxy holders will vote all proxies for the election of the eight nominees listed above unless authority to vote for the election of any of the directors is withheld. The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Abstentions and votes cast against nominees will have no effect on the election of directors. If any of the nominees should become unable to act as a director, the proxies voted for them may be voted for a substitute nominee to be designated by the board of directors. Each nominee has agreed to serve if elected and the board of directors has no reason to believe that any nominee will become unavailable.

Each of the nominees listed above, except for Ms. Schwakopf and Mr. Whang, is currently a director of the Company who was previously elected by the stockholders. Ms. Schwakopf and Mr. Whang were appointed to the board of directors on October 26, 2007. It is the Company’s policy to encourage its directors and the nominees for directors to attend the annual meeting. All of the nominees, except the directors appointed in 2007, Ms. Schwakopf and Mr. Whang, attended our 2007 annual meeting of stockholders.

Mr. Chong-Moon Lee has been a member of the Company Board since 2003. In consultation with the Nomination and Governance Committee, Mr. Lee has decided not to stand for reelection in 2008, due to his confidence in the strength of management and the board of directors, and to give his full attention to humanitarian, philanthropic and artistic matters. The Board greatly appreciates the service of Mr. Lee as a Board member and Chairman of the Company Board. After his term as a Board member is concluded he will act as Chairman Emeritus of the Company.

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the Company’s counsel to ensure that the board of directors’ determinations is consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and Crowe Chizek, the board of directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards.

The next table provides certain information as of April 1, 2008, with respect to all of our current directors and those persons nominated by the board of directors for election as directors. The Company knows of no arrangements, including any pledge by any person of the Company’s securities, the operation of which may, at a subsequent date, result in a change in control of the Company. There are no arrangements or understandings by which any of the directors or nominees for director of the Company were selected. There is no family relationship between any of the directors, nominees or executive officers, except that Messrs. Jesun Paik and Ki Suh Park are brothers-in-law.

Name	Age	Principal Business During the Past Five Years	Year First Elected to Board
Howard N. Gould	58	Mr. Gould is Vice Chairman of Carpenter and Company, a firm that advises banks on capital, strategic and charter related matters. From 2004 to 2005, he was California Commissioner of Financial Institutions under Governor Arnold Schwarzenegger. From 2002 to 2003, he was Vice Chairman of The Bank of the West which had acquired United California Bank. From 1992 to 2002, he was Vice Chairman and Chief Operating Officer of United California Bank. He was State Superintendent of Banking under Governor George Deukmejian. Mr. Gould also served as a Partner in one of the nation’s premiere bank consulting firms and officer at Bank of America and Wells Fargo Bank.	2006

Min J. Kim	48	Ms. Kim was appointed as the President and Chief Executive Officer of the Company and its fully owned subsidiary, Nara Bank, on November 27, 2006. Before this appointment, she served as the Acting President and a member of the Interim Office of the President since March 13, 2006, and concurrently served as Executive Vice President and Chief Operating Officer of the Bank since October 2003. Ms. Kim served as Executive Vice President and Chief Credit Officer from January 2000 to October 2003 and Senior Vice President and Chief Credit Administrator of the Bank from 1996 to 1999. Ms. Kim serves on the board of the non-profit organization Koreatown Youth and Community Center.	2006

Jesun Paik	71	Mr. Paik is Senior advisor of Robb Evans & Associates, LLC, a financial consulting firm which he joined in 2001. From 1989 to 2001, he was Executive Vice President and Senior Advisor of the Americas Division of The Sakura Bank, Ltd., (New York City) and concurrently was the Vice Chairman of the Board of Manufacturers Bank (Los Angeles) from 1992 to 2001. Prior to The Sakura Bank, Mr. Paik served in executive management positions for Wells Fargo Bank, N.A. and Union Bank.	2001

John H. Park	60	Mr. Park is President of ABI USA Sales Corp, an import and export company which he founded in 2001, and President of BB Imex Corporation which he founded in 2003. From 1985 to 2001, he was President and Chief Executive Officer of Showroom 3 Inc. From 1978 to 2001, he was President and Chief Executive Officer of B.B. World Corporation.	2002

Name	Age	Principal Business During the Past Five Years	Year First Elected to Board

Ki Suh Park	76	Mr. Park is a prominent architect and city planner with 47 years of professional practice worldwide. Since 1981, he has been the Managing Partner and CEO of Gruen Associates, a global architectural, planning and interiors firm based in Los Angeles. In the 1970s Mr. Park was Chairman of the Citizens Advisory Committee on Transportation Quality for the United States Secretary of Transportation. He has been active on a number of community-based, non-profit boards including the Korean American Coalition (former Chairman), the Korean American Museum (Chairman), the California Community Foundation, the Public Policy Institute of California, the Los Angeles County Natural History Museum, and the Los Angeles World Affairs Council. In 1996 Mr. Park received a Korean Broadcasting System (KBS) Award which is given to an overseas Korean who had made a significant worldwide contribution to the arts, business and industry. In 2000 one of his project received a Presidential Design Award from the President of the United States.	2001

Terry Schwakopf	57	Since March 2007, Terry Schwakopf has been serving as an advisor to banks, a major accounting and consulting firm, investors and trade associations, on bank regulatory, risk management and strategic issues. Prior to that Ms. Schwakopf was Executive Director and Executive Vice President of the Federal Reserve Bank of San Francisco with overall responsibility for banking supervision. She was first employed by the Federal Reserve in 1983 as an examiner and oversaw banking supervision at the San Francisco Federal Reserve Bank for almost ten years. Ms. Schwakopf is on the board and executive committee of United Way of the Bay Area and she is actively involved in a number of international, civic and nonprofit organizations.	2007

James P. Staes	69	Mr. Staes is a director of The Mechanics Bank of Richmond which he joined in 2002 and where he is Chairman of Governance Committee and a member of Loan, Audit, and Compensation Committees. In January 2006, Mr. Staes became a Director of the Palos Verdes Peninsula Land Conservancy. From 1997 to 2004, he was a director of Manufacturers Bank, where he was Chairman of Credit Risk Management, ALM and Trust, and Audit Committees, as well as a member of Compliance Committee.	2006

Name	Age	Principal Business During the Past Five Years	Year First Elected to Board

Scott Yoon-suk Whang	62	Mr. Whang has been a goal-oriented entrepreneur who has started three successful companies in the past 20 years. Mr. Whang is a well rounded leader in business strategic planning, management, and operations. He has held various management positions with Dae Woo Corporation, where he began his career in the early 1970s. He founded Codra Enterprises in 1985, which provides new product development and manufacturing outsourcing service to the gift and stationary industry, where he served as Chairman until December 2007. From 1990 to 2006, he was the founder and CEO of Avalanche Publishing, Inc., one of the major leading publishers of various gift and stationery products. In 2006, Mr. Whang was chosen as entrepreneur of the year by the Korean American Chamber of Commerce in recognition of his marketing achievements in the publishing arena.	2007

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL EIGHT NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Crowe Chizek and Company LLP (“Crowe Chizek”) as our independent registered public accounting firm for the year ending December 31, 2008 and has further directed that the selection of Crowe Chizek be submitted for ratification by the stockholders at the annual meeting. Crowe Chizek became our independent registered public accounting firm on September 17, 2004. The Company anticipates that a representative of Crowe Chizek will be present at the annual meeting and will be available to respond to your appropriate questions and make such statements as the representative may desire.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Crowe Chizek as the Company’s independent registered public accounting firm. However, we are submitting the selection of Crowe Chizek to the stockholders for ratification to obtain our stockholders views. If the stockholders fail to ratify the selection of Crowe Chizek, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee of the board of directors determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Crowe Chizek. Abstentions will be counted toward the tabulation of votes cast on proposals presented to stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for determining whether this matter has been approved.

Audit Fees. The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual financial statements for fiscal years 2007 and 2006. Crowe Chizek’s audit fees include the fees for the audit of the 2007 and 2006 consolidated financial statements and internal control over financial reporting and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2007 and 2006.

	2007	2006
Audit Fees	$448,500	$477,250
Audit Related Fees	$25,883	$2,074
Tax Fees	$95,619	$160,465
All Other Fees	$35,047	$9,708

Audit Related Fees. Crowe Chizek’s audit related fees for 2007 were for consultations regarding derivatives, potential purchase of charters, potential early adoption of FASB Statement 159, providing consent to a registration statement filed on Form S-8, and responding to an SEC comment letter. Crowe Chizek’s audit related fees for 2006 were for consultation regarding implementation of Section 404 of the Sarbanes-Oxley Act.

Tax Fees. Crowe Chizek’s tax fees for 2007 were for preparation of the Company’s 2006 federal and state income tax returns and consultation regarding various tax issues. Crowe Chizek’s tax fees for 2006 include billings through December 31, 2006 related to the preparation of the Company’s 2004 and 2005 federal and state income tax returns and consultation regarding various tax issues.

All Other Fees. All other fees include the aggregate fees billed for services rendered by Crowe Chizek, other than those services covered above and for 2007 included providing software licenses for the Accounting Research Manager database and responding to a subpoena request and providing testimonies in an arbitration. All other fees for 2006 included fees for consultation regarding the implementation of Section 302 of the Sarbanes-Oxley Act, providing data base management software to facilitate communications related to the external audit, consultation on accounting matters and assistance provided for our regulatory examinations. The Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Chizek. The Audit Committee has determined that the rendering of the services other than audit services by Crowe Chizek is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the approval in advance of audit and non-audit services rendered by our independent auditor. The policy requires advance approval of all services before the independent auditor is engaged to provide such services. The advance approval of services may be delegated to the Chair of the Audit Committee who has authority to approve up to $25,000, to be ratified at the next scheduled Audit Committee meeting. A copy of the Company’s policy regarding the approval of audit and non-audit services provided by the independent auditor is attached as Appendix A.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report for 2007 is included in the mailing with this proxy statement and a copy of our annual report for the year ended December 31, 2007 on Form 10-K as filed with the SEC pursuant to the Securities Exchange Act of 1934, without all the exhibits as filed. If you would also like a copy of the exhibits, please write to: Nara Bancorp, Inc., ATTN: Legal Department, 3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90010 or telephone Ms. Helen Kim at (213) 235-3000. You will be required to pay the expenses for copying and mailing of the exhibits. The SEC maintains a website, http://www.sec.gov, which contains information we file with them, including the Form 10-K and the exhibits.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those share/stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Nara Bancorp, Inc., stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Nara Bancorp, Inc., Attention: Legal Department, 3731 Wilshire Blvd., Suite 1000, Los Angeles, CA 90010 or telephone Ms. Helen Kim at (213) 235-3000. We will undertake to furnish any stockholder so requesting a separate copy of these proxy materials. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be brought before the meeting, but if such matters are properly presented at the meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting in accordance with the terms of such proxies.

NARA BANCORP, INC.
BY THE ORDER OF THE BOARD OF
DIRECTORS

Min J. Kim, Chief Executive Officer

Los Angeles, California

April 16, 2008

APPENDIX A

NARA BANCORP, INC.

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

The Audit Committee of the board of directors of Nara Bancorp, Inc. (the “Company”) is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor of the Company. As part of this responsibility, the Audit Committee is required to approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Sarbanes-Oxley Act of 2002 (the “Act”) and the rules and regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder contain detailed requirements specifying the types of non-audit services that an independent auditor may not provide to its audit client and the Audit Committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted this “Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor” (the “Policy”).

Policy Statement

It is the policy of the Company that all services provided by the Company’s independent auditor, both audit and non-audit in nature must be approved in advance by the Audit Committee. Although the Act permits de minimis exceptions and allows for the pre-approval of certain categories of audit and non-audit services, our policy is that all services provided by the independent auditor, both audit and non-audit in nature, must be specifically approved in advance by the Audit Committee. The Audit Committee may delegate to the Chair of the Audit Committee, who is independent as defined under applicable NASDAQ rules, the authority to grant approval of permitted services to be provided by the independent auditor up to $25,000. The decision of the Chair to approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Company’s independent auditor will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules. Subject to SEC rules, the annual proxy statement should include disclosure of the amount of “Audit Related Fees” and other fees required to be disclosed by the rules.

Prohibited Services—Under no circumstances may the Company engage the independent auditors to provide the non-audit services described below to the Company:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The independent auditor cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services or Fairness Opinions. The independent auditor cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the independent auditor would audit the results.

3. Actuarial Services. The independent auditor cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for the actuarial methods and assumptions.

A-1

NARA BANCORP, INC.

PROXY CARD

Solicited on behalf of the board of directors of Nara Bancorp, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, May 29, 2008, at 10:30 a.m. Pacific Time at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005.

The undersigned hereby appoints Alvin D. Kang, Christine Oh and Helen Kim, and each of them, the proxy or proxies of the undersigned, each with the full power of substitution, to attend the Meeting and to vote all shares of common stock of the Company held of record on April 1, 2008 by the undersigned, at the Meeting or at any postponements or adjournments thereof, on the items set forth below and, in the proxies’ discretion, upon such other business as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all of the nominees identified and FOR each of the proposals listed. If any other business is presented at the Meeting, including whether or not to adjourn the Meeting, this proxy will be voted by the proxy holders in accordance with their best judgment. At the present time, the board of directors knows of no other business to be presented at the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting, Company’s proxy statement dated April 16, 2008 and Annual Report is acknowledged by the undersigned stockholder(s).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.

NARA BANCORP, INC.

Vote by Internet or Telephone or Mail

24 Hours a Day – 7 Days a Week

Your Telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

INTERNET		TELEPHONE		MAIL
http://www.proxyvoting.com/nara	OR	1-866-540-5760	OR

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by Telephone,

you do NOT need to mail back your proxy card.

Ú    FOLD AND DETACH HERE    Ú

Please mark your vote as indicated in this example ☒ 1. The election of the following persons to the board of directors to serve until the next annual meeting:
☐ FOR ALL NOMINEES	☐ WITHHOLD VOTING AUTHORITY FOR ALL NOMINEES
01. Howard N. Gould 02. Min J. Kim 03. Jesun Paik 04. Hyon M. Park (John H. Park)	05. Ki Suh Park 06. Terry Schwakopf 07. James P. Staes 08. Scott Yoon-suk Whang
(Except as set forth below)
To withhold authority to vote for any nominee, write that person’s name in the space above.
2. The ratification of the selection of Crowe Chizek and Company LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.
Signature(s) Dated , 2008

Signature

Signature

Please sign exactly as name appears hereon. If signing as an attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, give your name. When shares are in the names of more than one person, each should sign. This proxy will be voted FOR the nominees and the above matters unless otherwise indicated, and in the discretion of the proxies on all matters properly brought before the meeting.